Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Answers Corporation:
We consent to the incorporation by reference in the registration statement on Form S-3 of Answers Corporation, to be filed on or about July 17, 2007, of our report dated March 19, 2007 with respect to the consolidated balance sheets of Answers Corporation as of December 31, 2006 and 2005, and the related consolidated statements of operations, stockholders’ equity and comprehensive loss, and cash flows for each of the years in the two-year period ended December 31, 2006, which report appears in the December 31, 2006 annual report on Form 10-KSB of Answers Corporation, and to the incorporation by reference in said registration statement of our report dated March 20, 2006 with respect to the consolidated balance sheets of Answers Corporation as of December 31, 2005 and 2004, and the related consolidated statements of operations, stockholders’ equity and comprehensive loss, and cash flows for each of the years in the two-year period ended December 31, 2005 which report appears in the December 31, 2005 annual report on Form 10-KSB of Answers Corporation, and to the reference to our firm under the heading “Experts” in the registration statement.
Our audit report covering the December 31, 2006 financial statements refers to the adoption by the Company, effective January 1, 2006, of Financial Accounting Standards Board Statement 123R “Share-Based Payment ”.
Somekh Chaikin
Certified Public Accountants (Isr.)
A member firm of KPMG International
Jerusalem, Israel
July 17, 2007